Exhibit 99.1

October 21, 2022

Liberty Media Corporation Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) will be holding its annual Investor Meeting on Thursday, November 17, 2022 with presentations beginning at approximately 9:00am E.T. During the Investor Meeting, observations may be made regarding the company's financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and livestream information is available on the Liberty Media website and at http://timesevents.nytimes.com/LibertyMedia2022InvestorDay. Please note that all in-person attendees must be fully vaccinated against COVID-19 and show proof upon arrival.

After the presentations, John Malone, Chairman of Liberty Media, and Greg Maffei, President and CEO of Liberty Media, will host a Q&A session. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. E.T. on Friday, November 11, 2022.

An archive of the webcast of the Investor Meeting will also be available on https://www.libertymedia.com/investors/news-events/ir-calendar after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Morning Presentations Beginning 9:00am E.T.
o	Liberty Media
◾	Atlanta Braves
◾	Formula 1
◾	Live Nation Entertainment, Inc.
◾	Sirius XM Holdings Inc.
o	Qurate Retail, Inc.
●	Afternoon Presentations Beginning 12:30pm E.T.
o	Liberty TripAdvisor Holdings, Inc.
◾	Tripadvisor, Inc.
o	Liberty Broadband Corporation
◾	Charter Communications, Inc.
◾	GCI
●	Q&A Session

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The

businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1, its interest in Liberty Media Acquisition Corporation and other minority investments.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation